UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

May 31, 2024

(Date of Report: Date of earliest event reported)

Middlefield Banc Corp.

(Exact name of registrant as specified in its charter)

Ohio

(State or other jurisdiction of incorporation)

001-36613

(Commission File Number)

34-1585111

(I.R.S. Employer Identification Number)

15985 East High Street

Middlefield, Ohio 44062

(Address of principal executive offices, including zip code)

(440) 632-1666

(Registrant’s telephone number, including area code)

(not applicable)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	MBCN	The NASDAQ Stock Market, LLC (NASDAQ Capital Market)

Item 8.01	Other events.

On May 31, 2024, The Middlefield Banking Company (the “Bank”), the subsidiary of Middlefield Banc Corp. (the “Company”), entered into an Agreement for the Exchange of Real Estate (the “Agreement”) with City of Westerville, Ohio, an Ohio Municipal Corporation (“Westerville”). Under the terms of the Agreement, the Bank will transfer to Westerville certain tracts of real estate on which the Bank’s Westerville branch office at 17 State Street, Westerville, Ohio, is located (the “Middlefield Parcel”), in exchange for approximately 1.06 acres of undeveloped real estate located within the Westar Place master planned development in Westerville, Delaware County, Ohio. Upon completion of the Bank’s development of the Westerville Parcel, the Bank intends to move its business operations from the Bank’s existing Westerville branch office to a new branch office on the Westerville Parcel.

The Westerville city council approved for execution of the Agreement on May 21, 2024. Westerville’s obligations under the Agreement are conditioned upon Westerville’s satisfaction, within two hundred seventy days after the effective date of the Agreement (the “Inspection Period”), with the results of Westerville’s physical inspections (which may include such tests, investigations, surveys and reports as Westerville deems appropriate) of the Middlefield Parcel and any other due diligence as Westerville elects to perform with respect to the Middlefield Parcel (the “Westerville Contingencies”).

The Bank’s obligations under the Agreement are conditioned upon (i) the Bank’s satisfaction, within the Inspection Period, with the results of the Bank’s physical inspections (which may include such tests, investigations, surveys and reports as Westerville deems appropriate) of the Westerville Parcel and any other due diligence as the Bank elects to perform with respect to the Westerville Parcel, and (ii) the Bank’s satisfaction, within the Inspection Period, that the Bank has all permits, approvals and authorizations necessary for its intended use of the Westerville Parcel (the “Bank Contingencies”). Within one hundred fifty days after the later of (a) the effective date of the Agreement and (b) the Bank’s receipt from Westerville of all due diligence and inspection reports relating to the Westerville Parcel (the “Application Deadline”), the Bank must submit the Bank’s development plan application for the new Westerville branch office to the City of Westerville Planning Commission. If the Bank fails to submit its application to the Westerville Planning Commission by the Application Deadline, Westerville may terminate the Agreement at any time prior to the Bank submitting its application.

Under the Agreement, the Bank shall have the right for the sum of One Dollar to continue to operate the existing Westerville branch office pursuant to a lease agreement with Westerville until the earlier of: (a) the Bank’s relocation of the Bank’s business operations to an office within the improvements on the redeveloped Westerville Parcel; or (b) two hundred twenty days following the closing date of the real estate exchange, which shall be a date which is thirty days after the Westerville Contingencies and the Bank Contingencies have been satisfied or waived (the “Interim Operation Period”). If the Bank is not able to relocate its business operations to the Westerville Parcel prior to the expiration of the Interim Operation Period despite the Bank’s diligent efforts to do so, the Bank may extend the Interim Operation Period for up to three additional periods of thirty days each.

The Bank expects to complete development of the Westerville Parcel and open a new Westerville branch office during the 4th quarter of 2025, subject to closing conditions and the satisfaction of all regulatory requirements.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Forward-Looking Information

This Form 8-K contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors, including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure. All forward-looking statements included in this current report on Form 8-K are based on information available at the time of the report. Middlefield Banc Corp. assumes no obligation to update any forward-looking statement.

Item 9.01(d):	Exhibits

99.1	Agreement for the Exchange of Real Estate dated May 31, 2024

104	Cover Page Interactive File (embedded within the Inline XBRL Document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDDLEFIELD BANC CORP.

Date: May 31, 2024	/s/ Ronald L. Zimmerly, Jr.
Chief Executive Officer